Exhibit 99.1
FDA APPROVES H.P. ACTHAR® GEL FOR THE TREATMENT OF INFANTILE SPASMS
-Acute MS Relapse Treatment Now Approved for Rare Form of Childhood Epilepsy-
-Modernized Acthar label retains indications for MS exacerbations, nephrotic syndrome, and 15 other medical conditions-
Anaheim, CA — October 15, 2010 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced the U.S. Food and Drug Administration (FDA) has approved Questcor’s supplemental new drug application (sNDA) for H.P. Acthar® Gel (repository corticotropin injection) in the treatment of infantile spasms (IS), an ultra-rare orphan disorder affecting approximately 2,000 American children annually. IS is a devastating and potentially life-threatening form of epilepsy seen in infancy and early childhood.
“The approval of Acthar for infantile spasms is an example of Questcor’s clear focus on helping patients with serious, difficult-to-treat medical conditions,” said Don M. Bailey, president and CEO of Questcor. “Today’s approval is an important milestone for babies afflicted with IS, as well as the doctors, nurses and parents who care for them. The FDA approval of Acthar for IS treatment provides an opportunity to begin raising awareness among healthcare providers and parents about the importance of early diagnosis and appropriate treatment of IS. It will also help to ensure rapid access to Acthar for infants suffering from this devastating condition.”
Acthar is already widely used by pediatric neurologists to treat IS based on guidelines published by the American Academy of Neurology and Child Neurology Society. Many child neurologists, as well as organizations involved in supporting children with IS and their parents, consider Acthar to be a standard of care in the treatment of IS.
“The Child Neurology Foundation is very pleased that the FDA has approved Acthar as a treatment for infantile spasms,” said Lawrence W. Brown, MD, president of the Child Neurology Foundation, associate professor of neurology and pediatrics and director of the pediatric neuropsychiatry program at Children’s Hospital of Philadelphia. “This is good news for children with this rare form of childhood epilepsy, as well as for parents and families. The FDA approval will also help standardize care for IS by providing specific guidelines for physicians on prescribing Acthar, the drug that has been the most widely-accepted initial approach for IS for more than 50 years.”
In conjunction with approval of the IS indication, and as a result of the FDA’s orphan designation for Acthar in the treatment of IS, the FDA has also granted Acthar a seven-year exclusivity period during which the FDA is prohibited from approving any other adrenocorticotropic hormone (ACTH) formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar. Also, along with the approval notice the FDA has approved a new Acthar label and has finalized a medication guide for Acthar in the treatment of IS. Questcor will provide this guide with each Acthar prescription for IS and assess the guide’s usefulness and usage by caregivers of IS patients.
“The product label for Acthar has been thoroughly updated and modernized in conjunction with the review of the sNDA for IS,” noted Dr. David Young, Questcor’s Chief Scientific Officer. “In addition to the new indication for IS, the FDA has included other indications where there is evidence or scientific rationale for Acthar efficacy. For example, the strategically important indications for the treatment of acute exacerbations of multiple sclerosis and for inducing the remission of proteinuria in nephrotic syndrome have remained on the label. The new label also includes other indications for which the Company believes Acthar may have therapeutic potential, including systemic lupus erythematosus, polymyositis, optic neuritis and others. Importantly, the FDA did not require any post-approval commitments from Questcor for any of the indications on the revamped label beyond those related to the IS medication guide.”
FDA approval of the IS indication comes as Questcor is in the process of completing a significant expansion of its Acthar sales force, which will focus on an increased selling effort in MS and the launch of the new IS indication. The company plans to begin initial educational and promotional efforts based on the new IS indication at the annual meeting of the Child Neurology Society next week in Providence, Rhode Island.
“We have essentially completed the previously announced expansion of our Acthar sales force,” Steve Cartt, Questcor’s Executive Vice President and Chief Business Officer. “FDA approval of the new Acthar label, which includes the MS exacerbation indication, reinforces our competitive position in the MS exacerbation market. Similarly, the Acthar nephrotic syndrome indication, which remains unchanged, will enable us to continue our commercialization plans to address this serious, difficult-to-treat kidney disorder. New data related to the use of Acthar in the treatment of nephrotic syndrome are expected to be presented at the American Society of Nephrology Annual Meeting in November 2010.”
Acthar was originally approved by the FDA in 1952. Prior to the modernization of the Acthar label in connection with FDA approval of the sNDA the label included over 50 approved indications. Other than the indications for MS exacerbations and nephrotic syndrome, Questcor did not expect to generate any meaningful net sales in the next several years from any of these legacy indications. The new Acthar label, which will be available in a few days on the Company’s website at www.questcor.com or at www.acthar.com, now includes 19 indications organized under the following disease states:

•	Infantile spasms: H.P. Acthar Gel (repository corticotropin injection) is indicated as monotherapy for the treatment of infantile spasms in infants and children under 2 years of age.

•	Multiple Sclerosis: H.P. Acthar Gel (repository corticotropin injection) is indicated for the treatment of acute exacerbations of multiple sclerosis in adults. Controlled clinical trials have shown H.P. Acthar Gel to be effective in speeding the resolution of acute exacerbations of multiple sclerosis. However, there is no evidence that it affects the ultimate outcome or natural history of the disease.

•	Edematous State: To induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.

•	Rheumatic Disorders: As adjunctive therapy for short-term administration (to tide the patient over an acute episode or exacerbation) in: Psoriatic arthritis, Rheumatoid arthritis, including juvenile rheumatoid arthritis (selected cases may require low-dose maintenance therapy), Ankylosing spondylitis.

•	Collagen Diseases: During an exacerbation or as maintenance therapy in selected cases of: systemic lupus erythematosus, systemic dermatomyositis (polymyositis).

•	Dermatologic Diseases: Severe erythema multiforme, Stevens-Johnson syndrome.

•	Allergic States: Serum sickness.

•	Ophthalmic Diseases: Severe acute and chronic allergic and inflammatory processes involving the eye and its adnexa such as: keratitis, iritis, iridocyclitis, diffuse posterior uveitis and choroiditis; optic neuritis; chorioretinitis; anterior segment inflammation.

•	Respiratory Diseases: Symptomatic sarcoidosis

About Infantile Spasms
Infantile spasms is a severe, ultra-rare form of epilepsy that typically begins in infancy. It is estimated that there are fewer than 2,000 new cases of IS in the United States each year, giving IS orphan disease designation. Infantile spasms typically occur in the first year of life, often beginning between three to six months of age. Infantile spasms is characterized by head drops with associated outstretched arms. (These spasms have also been described as nodding, salaam seizures, and jackknife seizures.) Often, in the beginning, the attacks are brief, infrequent and not typical, so it is quite common for the diagnosis to be delayed. Frequently, due to the pattern of the attacks and the cry that a child gives during or after an attack, the attacks are initially thought to be due to colic or gastric distress.
About H.P. Acthar Gel®
H.P. Acthar Gel® is a natural adrenocorticotropic hormone (ACTH) designed to provide a prolonged release after intramuscular or subcutaneous injection. Acthar is currently approved in the U.S. for the treatment of acute exacerbations of multiple sclerosis, nephrotic syndrome, infantile spasms (IS) and 15 other diseases and disorders. For more information, please visit www.acthar.com.
About Questcor
Questcor Pharmaceuticals, Inc. is a biopharmaceutical company with products that help patients with serious, difficult-to-treat medical conditions. Questcor markets H.P. Acthar® Gel (repository corticotropin injection), which is approved for the treatment of exacerbations associated with multiple sclerosis and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Questcor will market Acthar for the treatment of patients with infantile spasms, a rare form of refractory childhood epilepsy. Acthar is also approved for 15 other indications. The Company also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “will,” “plans,” “believes,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:
•	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace and other therapeutic areas;

•	FDA approval of and the market introduction of competitive products;

•	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. healthcare reform legislation is implemented;

•	Research and development risks, including risks associated with Questcor’s preliminary work in the area of nephrotic syndrome; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2009, its quarterly report on Form 10-Q for the quarter ended March 31, 2010 and other documents filed with the Securities and Exchange Commission.
The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
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